Simmons Bedding Company Provides Update on Interest Payment Due January 15, 2009
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ATLANTA, January 15, 2009 – Simmons Bedding Company (“Simmons Bedding”), a subsidiary of Simmons Company (“Simmons” or the “Company”) and a leading manufacturer of premium-branded bedding products, today announced that it did not make the scheduled interest payment of $7.9 million due on January 15, 2009 on its $200.0 million 7.875% senior subordinated notes (“Notes”).

If the interest payment is not made within the 30-day grace period provided by the indenture governing the Notes, an event of default would occur, which would enable the holders of the Notes to declare the full amount of the Notes immediately due and payable.

On November 12, 2008, Simmons Bedding Company entered into a forbearance agreement with its senior bank lenders and then, on December 9, 2008, announced that it had reached an agreement to extend its forbearance period to March 31, 2009.

“The forbearance period extension which we entered into in early December is designed to provide us with sufficient time to reduce the leverage on our balance sheet by pursuing an organized financial restructuring,” said Stephen G. Fendrich, Simmons Bedding’s President and Chief Operating Officer.  “Simmons continues to make progress working with its various financial stakeholders to design and implement a restructuring in a manner that maximizes value and preserves and protects its relationships with customers and suppliers.  These discussions will not affect our industry leadership or the unparalleled service, innovation and products for which we are known.”

Simmons Company’s cash on hand as of January 14, 2009 was approximately $49.7 million, which is available to pay operating costs and expenses.

About Simmons Company
Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, Beautyrest Black®, Beautyrest Studio™, ComforPedic by Simmons™, Natural Care®, Beautyrest Beginnings™ and Deep Sleep®. Simmons Bedding operates 19 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons Bedding also serves as a key supplier of beds to many of the world’s leading hotel groups and resort properties. Simmons Bedding is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information, visit the Company's website at www.simmons.com.

This news release includes forward-looking statements that reflect Simmons Company and its subsidiaries’ (collectively referred to as “Simmons”) current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this report speak only as of the date of this report. These forward-looking statements are expressed in good faith and Simmons believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’s expectations.  These factors include, but are not limited to: (i) competitive pressures in the bedding industry; (ii) general economic and industry conditions; (iii) the success of Simmons’s new products and the future costs to roll out such products; (iv) legal and regulatory requirements; (v) interest rate and credit market risks; (vi)  compliance with covenants in, and any defaults under, Simmons’s debt agreements or instruments; (vii) Simmons’s ability to comply with the terms of the forbearance agreement or to develop and implement an organized financial restructuring on acceptable terms, on a timely basis or at all; (viii) increased cost of credit and associated fees resulting from the forbearance extension and any waiver or modification of the senior credit facility by the lenders; (ix) lender calls requiring Simmons to immediately repay all amounts outstanding under the senior credit facility resulting from the noncompliance with the covenants which could in turn result in a default under Simmons’s subordinated notes and discount notes and Simmons Holdco’s term loan facility; (x) Simmons’s relationships with and viability of its major suppliers; (xi) fluctuations in Simmons’s costs of raw materials and energy prices; (xii) Simmons’s relationship with and viability of significant customers and licensees; (xiii) Simmons’s ability to increase prices on our products and the effect of these price increases on its unit sales; (xiv) an increase in Simmons’s return rates and warranty claims; (xv) Simmons’s labor relations; (xvi) encroachments on Simmons’s intellectual property; (xvii) Simmons’s product liability claims; (xviii) Simmons’s level of indebtedness; (xix) foreign currency exchange rate risks; (xx) Simmons’s future acquisitions; (xxi) Simmons’s ability to achieve the expected benefits from any personnel realignments; (xxii) higher bad debt expense as a result of increased customer bankruptcies due to instability in the economy and slowing consumer spending; and (xxiii) other risks and factors identified from time to time in Simmons’s reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.
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